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Exhibit 23(a)

Consent of Independent Auditors

The Board of Directors
Motorola, Inc.:

        We consent to incorporation by reference in this registration statement on Form S-8 of Motorola, Inc. of our reports dated January 21, 2003, except as to the fifth paragraph of Note 9, which is as of March 4, 2003, relating to the consolidated balance sheets of Motorola, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 2002, which reports appear in or are incorporated by reference in the annual report on Form 10-K of Motorola, Inc. for the year ended December 31, 2002. Our report on the consolidated financial statements refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" on January 1, 2002.

        We also consent to incorporation by reference in this registration statement on Form S-8 of Motorola, Inc. of our report dated June 14, 2002, relating to the statements of net assets available for benefits of the Motorola, Inc. 401(k) Profit Sharing Plan as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended and related supplemental schedule, which report appears in the December 31, 2001 annual report on Form 11-K of the Motorola, Inc. 401(k) Profit Sharing Plan.

/s/    KPMG LLP

Chicago, Illinois

April 1, 2003

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  Exhibit 23(a)
Consent of Independent Auditors